Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	Feb. 2, 2010

For Release:	Immediately

Contact:	Chanel Lagarde (News Media) (504) 576-4238 clagar1@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2
Entergy Reports Fourth Quarter Earnings

New Orleans, La.  Entergy Corporation (NYSE:ETR) today reported fourth quarter 2009 as-reported earnings of $313.8 million, or $1.64 per share, compared with $170.6 million, or 89 cents per share, for fourth quarter 2008. On an operational basis, Entergy’s fourth quarter 2009 earnings were $334.9 million, or $1.75 per share, compared with $190.7 million, or 99 cents per share, in fourth quarter 2008. For the year, Entergy’s as-reported earnings were $1.2 billion, or $6.30 per share, and operational earnings were $1.3 billion, or $6.67 per share. These results compare with 2008 as-reported earnings of $1.2 billion, or $6.20 per share, and operational earnings of $1.3 billion, or $6.51 per share.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2009 vs. 2008
(Per share in U.S. $)
		Fourth Quarter			Year-to-Date
		2009	2008	Change	2009	2008	Change
	As-Reported Earnings	1.64	0.89	0.75	6.30	6.20	0.10
	Less Special Items	(0.11)	(0.10)	(0.01)	(0.37)	(0.31)	(0.06)
	Operational Earnings	1.75	0.99	0.76	6.67	6.51	0.16
     *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Fourth Quarter 2009

•	Utility, Parent & Other’s results were higher due to lower income tax expense, lower non-fuel operation and maintenance expense and higher net revenue.
•	Entergy Nuclear’s earnings decreased as a result of higher income tax and non-fuel operation and maintenance expenses, partially offset by higher net revenue and other income.
•	Entergy’s Non-Nuclear Wholesale Assets’ results improved due to lower income tax expense.

“Both our utility and non-utility nuclear businesses delivered strong operational performance during a period of extraordinary global economic and financial uncertainty,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “Looking ahead, signs of an improving economic environment, our market-based point-of-view, adherence to our disciplined risk management and the strength of our cash position provide a foundation that supports our strategic, operational and financial goals.”

Other Business Highlights

•
Entergy Texas completed storm recovery for Hurricane Ike in November when it executed $545.9 million of securitization financing. Also, a stipulation agreement was reached with the Louisiana Public Service Commission staff in the storm proceedings in Louisiana.

•	Entergy Texas made a new rate case filing with the Public Utility Commission of Texas at the end of December.
•	The Nuclear Regulatory Commission agreed to extend the expiration date for the spin-off approval to Aug. 1, 2010.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CT on Tuesday, Feb. 2, 2010, with access by telephone, 719-457-2080, confirmation code 6584600. The call and presentation slides can also be accessed via Entergy’s Web site at www.entergy.com. A replay of the teleconference will be available through Feb. 9, 2010, by dialing 719-457-0820, confirmation code 6584600. The replay will also be available on Entergy’s Web site at www.entergy.com.

Utility, Parent & Other

In fourth quarter 2009, Utility, Parent & Other’s as-reported earnings were $107.0 million, or 56 cents per share, compared to a loss of $82.6 million, or 38 cents per share, in fourth quarter 2008. On an operational basis, fourth quarter 2009 earnings were $116.2 million, or 61 cents per share, compared to a loss of $62.5 million, or 33 cents per share, in fourth quarter 2008. Operational earnings for Utility, Parent & Other in fourth quarter 2009 reflect lower income tax expense associated with the net effect of annual consolidated income tax adjustments across the Entergy companies. A favorable tax reserve adjustment also contributed following issuance by the Louisiana Department of Revenue of a private letter ruling related to securitization of Katrina and Rita storm costs. In addition, the absence of regulatory charges associated with rate proceedings at Entergy Arkansas in 2008 was the primary driver of lower non-fuel operation and maintenance expense, as well as a contributor to the lower income tax expense compared to fourth quarter 2008. Also contributing to the earnings improvement versus the same quarter last year was higher net revenue.

Residential sales in fourth quarter 2009, on a weather-adjusted basis, increased 4.6 percent compared to fourth quarter 2008. Commercial and governmental sales, on a weather-adjusted basis, increased 3.0 percent year over year. Industrial sales in the fourth quarter increased 7.1 percent compared to the same quarter of 2008.

Residential, commercial and industrial classes reflected sales growth as a result of increasing economic activity in Entergy’s service territory. The improvement in industrial sales in fourth quarter 2009 was driven by the large industrial customer group, particularly in chemicals and refining. Small and mid-sized industrial customers are slowly showing signs of recovery from the recession, but their usage continued to be negatively affected in the current quarter. Also, a portion of the quarter-over-quarter increase in sales for all customer classes was the result of the absence of outages for the September 2008 hurricanes, most notably in the industrial segment. Industrial customers are typically billed at the beginning of the month, and as such these outages for hurricanes Gustav and Ike were reflected in October sales. Near normal weather versus warmer-than-normal weather in fourth quarter 2008 also provided a modest increase in sales volume.

For the year 2009, Utility, Parent and Other earned $561.4 million, or $2.88 per share, on an as-reported earnings basis, compared to $422.0 million, or $2.22 per share, in 2008. Operational earnings in 2009 were $588.4 million, or $3.02 per share, compared to $477.4 million, or $2.43 per share, in 2008. The increase in operational earnings in 2009 was driven by higher Utility net revenue with the absence of hurricanes Gustav and Ike in 2008 contributing. Another factor in the improved results at Utility, Parent & Other was lower operation and maintenance expense, due primarily to the absence of Entergy Arkansas regulatory charges noted above. Also contributing to the earnings improvement was a lower overall effective tax rate for Utility, Parent & Other in 2009 versus 2008. Partially offsetting these items was an increase in depreciation and amortization expense in the current year due to increased plant in service.

Entergy Nuclear

Entergy Nuclear earned $169.5 million, or 89 cents per share, on an as-reported basis in fourth quarter 2009, compared to as-reported earnings of $226.6 million, or $1.14 per share, in fourth quarter 2008. On an operational basis, fourth quarter 2009 Entergy Nuclear earnings were $181.5 million, or 95 cents per share, versus $226.6 million, or $1.18 per share, in the last quarter of 2008. Entergy Nuclear’s operational earnings decreased as a result of higher income tax expense in the current quarter due primarily to the net effect of the annual consolidated tax adjustments. Also contributing to the lower results was higher operation and maintenance expense during the quarter due to the absence of refueling outages in the quarter and associated deferral of costs. Partially offsetting these items was higher net revenue as a result of higher generation due to 32 fewer refueling outage days in the current quarter and increased pricing. Higher other income associated with decommissioning trusts also provided an offset to decreased earnings. A smaller impairment recognized on Entergy Nuclear’s decommissioning trust funds in the current period contributed to higher other income, as well as higher earnings realized on decommissioning trust investments in 2009.

For the year 2009, Entergy Nuclear earned $631.0 million, or $3.22 per share, on an as-reported basis and $675.0 million, or $3.45 per share, on an operational basis. This compares to as-reported earnings of $797.3 million, or $3.97 per share, and operational earnings of $797.3 million, or $4.07 per share, at Entergy Nuclear in 2008. The decline in Entergy Nuclear’s operational earnings in 2009 was due primarily to a higher effective income tax rate as well as an increase in operation and maintenance expense. Impairments on Entergy Nuclear’s decommissioning trust funds in 2009 exceeded amounts recognized in 2008, and were partially offset by higher realized earnings on decommissioning trust investments, also reflected in other income.

Non-Nuclear Wholesale Assets

Entergy’s Non-Nuclear Wholesale Assets business earned $37.2 million, or 19 cents per share, on both as-reported and operational bases in fourth quarter 2009 compared to $26.5 million, or 13 cents per share, on an as-reported basis, and $26.5 million, or 14 cents per share, on an operational basis, a year ago. Income tax benefits were the primary drivers in both quarters. The current quarter reflects a tax benefit recognized on a capital loss associated with the sale of stock of a merchant fossil generation subsidiary to a third party. In the fourth quarter 2008, a closing agreement was reached with the Internal Revenue Service allowing a capital loss. As a result, a provision for tax uncertainties that existed on this item was reversed.

For the year 2009, Entergy’s Non-Nuclear Wholesale Assets business earned $38.7 million, or 20 cents per share, compared to earnings of $1.3 million, or one cent per share, in 2008. As-reported and operational results were the same in both periods. The earnings increase in 2009 was driven by a decrease in income tax expense due to the fourth quarter 2009 benefit noted above, plus a second quarter decrease in valuation allowance on loss carryovers. Quarterly income tax effects in 2008 were largely offsetting.

Outlook

Entergy is affirming 2010 earnings guidance in the range of $6.15 to $6.95 per share on an as-reported basis, assuming a business as usual operation for the full year. Operational earnings per share guidance ranges from $6.40 to $7.20 per share and excludes $(0.25) per share of projected dis-synergies associated with the spin-off of Entergy’s non-utility nuclear business and plans to enter into a nuclear services joint venture. Guidance for 2010 does not incorporate a special item for expenses anticipated in connection with outside services provided to pursue the spin-off. The level of these charges in 2010 will vary depending upon resolution of the spin-off.

Business Separation

The announced spin-off of Entergy’s non-utility nuclear business will establish a new independent, publicly traded company, Enexus Energy Corporation. In addition, Entergy and Enexus intend to enter into a nuclear services joint venture, with equal ownership, with the joint venture being named EquaGen LLC. The state regulatory decisions and financing continue as the critical path items in finalizing the spin-off transaction. The transactions are subject to various approvals. Final terms of the transactions and spin-off completion are subject to the approval of the Entergy Board of Directors.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings, planned spin-off of its non-utility nuclear business and other operations is available in Entergy’s investor news release dated Feb. 2, 2010, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations Web site at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy’s Form 10-K for the year ended December 31, 2008, (ii) Entergy’s Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated.  The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2009 vs. 2008
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
As-Reported
Utility, Parent & Other	0.56	(0.38)	0.94	2.88	2.22	0.66
Entergy Nuclear	0.89	1.14	(0.25)	3.22	3.97	(0.75)
Non-Nuclear Wholesale Assets	0.19	0.13	0.06	0.20	0.01	0.19
Consolidated As-Reported Earnings	1.64	0.89	0.75	6.30	6.20	0.10

Less Special Items
Utility, Parent & Other	(0.05)	(0.05)	-	(0.14)	(0.21)	0.07
Entergy Nuclear	(0.06)	(0.04)	(0.02)	(0.23)	(0.10)	(0.13)
Non-Nuclear Wholesale Assets	-	(0.01)	0.01	-	-	-
Consolidated Special Items	(0.11)	(0.10)	(0.01)	(0.37)	(0.31)	(0.06)

Operational
Utility, Parent & Other	0.61	(0.33)	0.94	3.02	2.43	0.59
Entergy Nuclear	0.95	1.18	(0.23)	3.45	4.07	(0.62)
Non-Nuclear Wholesale Assets	0.19	0.14	0.05	0.20	0.01	0.19
Consolidated Operational Earnings	1.75	0.99	0.76	6.67	6.51	0.16

Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)

	2009	2008	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Electric	$1,739,193	$2,293,710	(24.2)
Natural gas	45,298	56,495	(19.8)
Competitive businesses	714,163	650,662	9.8
Total	2,498,654	3,000,867	(16.7)
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	382,139	1,040,267	(63.3)
Purchased power	360,721	358,232	0.7
Nuclear refueling outage expenses	62,856	56,582	11.1
Other operation and maintenance	729,348	784,196	(7.0)
Decommissioning	50,945	49,082	3.8
Taxes other than income taxes	118,211	121,620	(2.8)
Depreciation and amortization	283,592	274,243	3.4
Other regulatory charges (credits) – net	7,643	(40,088)	(119.1)
Total	1,995,455	2,644,134	(24.5)
Operating Income	503,199	356,733	41.1
Other Income (Deductions):
Allowance for equity funds used during construction	12,046	15,740	(23.5)
Interest and dividend income	66,651	54,599	22.1
Other than temporary impairment losses	(703)	(14,463)	(95.1)
Equity in earnings of unconsolidated equity affiliates	(7,350)	(9,641)	(23.8)
Miscellaneous - net	(12,133)	(9,328)	30.1
Total	58,511	36,907	58.5
Interest and Other Charges:
Interest on long-term debt	137,462	129,106	6.5
Other interest - net	13,557	39,493	(65.7)
Allowance for borrowed funds used during construction	(6,688)	(9,274)	(27.9)
Total	144,331	159,325	(9.4)
Income Before Income Taxes	417,379	234,315	78.1
Income Taxes	98,639	58,744	67.9
Consolidated Net Income	318,740	175,571	81.5
Preferred Dividend Requirements of Subsidiaries	4,965	4,997	-
Net Income Attributable to Entergy Corporation	$313,775	$170,574	84.0

Earnings Per Average Common Share
Basic	$1.66	$0.90	84.4
Diluted	$1.64	$0.89	84.3

Average Number of Common Shares Outstanding - Basic	188,996,969	189,379,904
Average Number of Common Shares Outstanding - Diluted	191,255,405	198,257,675

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)

	2009	2008	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Electric	$7,880,016	$10,073,160	(21.8)
Natural gas	172,213	241,856	(28.8)
Competitive businesses	2,693,421	2,778,740	(3.1)
Total	10,745,650	13,093,756	(17.9)
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,309,831	3,577,764	(35.4)
Purchased power	1,395,203	2,491,200	(44.0)
Nuclear refueling outage expenses	241,310	221,759	8.8
Other operation and maintenance	2,750,810	2,742,762	0.3
Decommissioning	199,063	189,409	5.1
Taxes other than income taxes	503,859	496,952	1.4
Depreciation and amortization	1,082,775	1,030,860	5.0
Other regulatory charges (credits) – net	(21,727)	59,883	(136.3)
Total	8,461,124	10,810,589	(21.7)
Operating Income	2,284,526	2,283,167	0.1
Other Income (Deductions):
Allowance for equity funds used during construction	59,545	44,523	33.7
Interest and dividend income	236,628	197,872	19.6
Other than temporary impairment losses	(86,069)	(49,656)	73.3
Equity in loss of unconsolidated equity affiliates	(7,793)	(11,684)	(33.3)
Miscellaneous - net	(32,603)	(11,768)	177.0
Total	169,708	169,287	0.2
Interest and Other Charges:
Interest on long-term debt	520,716	500,898	4.0
Other interest - net	82,963	133,290	(37.8)
Allowance for borrowed funds used during construction	(33,235)	(25,267)	31.5
Total	570,444	608,921	(6.3)
Income Before Income Taxes	1,883,790	1,843,533	2.2
Income Taxes	632,740	602,998	4.9
Consolidated Net Income	1,251,050	1,240,535	0.8
Preferred Dividend Requirements of Subsidiaries	19,958	19,969	(0.1)
Net Income Attributable to Entergy Corporation	$1,231,092	$1,220,566	0.9

Earnings Per Average Common Share
Basic	$6.39	$6.39	0.0
Diluted	$6.30	$6.20	1.6

Average Number of Common Shares Outstanding - Basic	192,772,032	190,925,613
Average Number of Common Shares Outstanding - Diluted	195,838,068	201,011,588

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended December 31

	2009	2008	% Change	% Weather-Adjusted
	(Millions of KWh)
Electric Energy Sales:
Residential	7,421	6,992	6.1	4.6
Commercial	6,635	6,418	3.4	2.8
Governmental	605	574	5.4	5.0
Industrial	9,235	8,626	7.1	7.1
Total to Ultimate Customers	23,896	22,610	5.7	5.0
Wholesale	998	1,240	(19.5)
Total Sales	24,894	23,850	4.4

Twelve Months Ended December 31
	2009	2008	% Change	% Weather-Adjusted
	(Millions of KWh)
Electric Energy Sales:
Residential	33,626	33,047	1.8	1.5
Commercial	27,476	27,340	0.5	0.5
Governmental	2,408	2,379	1.2	0.9
Industrial	35,638	37,843	(5.8)	(5.8)
Total to Ultimate Customers	99,148	100,609	(1.5)	(1.5)
Wholesale	4,862	5,401	(10.0)
Total Sales	104,010	106,010	(1.9)

December 31

	2009	2008	% Change
Electric Customers (End of period):
Residential	2,331,433	2,304,324	1.2
Commercial	330,908	326,758	1.3
Governmental	16,017	15,394	4.0
Industrial	40,757	42,148	(3.3)
Total Ultimate Customers	2,719,115	2,688,624	1.1
Wholesale	25	31	(19.4)
Total Customers	2,719,140	2,688,655	1.1